Supplement dated October 24, 2005, to supplement dated March 31, 2005, to supplement dated April 22, 2005 to prospectus supplement dated December 17, 2004 (to prospectus dated December 17, 2004)

$842,617,000

(Approximate)

American Home Mortgage Investment Trust 2004-4

Issuer

American Home Mortgage Servicing, Inc.

(formerly known as Columbia National, Incorporated)

Master Servicer

American Home Mortgage Securities, LLC

Depositor

American Home Mortgage Investment Trust 2004-4,

Mortgage-Backed Notes, Series 2004-4

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated December 17, 2004.

Subject to the terms and conditions set forth in an underwriting agreement dated October 24, 2005, the Depositor has agreed to sell, and the Underwriter has agreed to purchase, the Class IV-A Notes (the “Notes”). Distribution of the Notes will be made from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of the Notes, before deducting expenses payable by the Depositor, will be approximately 98.3% of the initial Note Principal Balance of the Class IV-A Notes plus accrued interest on the Notes from October 1, 2005. In connection with the purchase and sale of the Notes, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting discounts.

The Notes are offered subject to (i) receipt and acceptance by the Underwriter, (ii) prior sale, and (iii) the Underwriter’s right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. The Notes are expected to be delivered through the facilities of DTC, Clearstream, Luxembourg and the Euroclear System on or about October 24, 2005.

The underwriting agreement provides that the Depositor and the Seller, jointly and severally, will indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriter may be required to make in respect thereof.

Bear, Stearns & Co. Inc.

The entire section “Loan Group IV” under “The Mortgage Pool—Mortgage Loan Characteristics” shall be deleted in its entirety and replaced with the following:

Loan Group IV

The Group IV Loans had an aggregate principal balance as of October 1, 2005 of approximately $780,495,637, after application of scheduled payments due on or before October 1, 2005, whether or not received. All of the Group IV Loans are secured by first liens on the related mortgaged property.

The average principal balance of the Group IV Loans at origination will be approximately $187,461. No Group IV Loan had a principal balance at origination of greater than approximately $650,000 or less than approximately $30,600. The average principal balance of the Group IV Loans as of October 1, 2005 will be approximately $186,588. No Group IV Loan had a principal balance as of October 1, 2005 of greater than approximately $650,000 or less than approximately $30,179.

As of October 1, 2005, the Group IV Loans had mortgage rates ranging from approximately 3.500% per annum to approximately 8.875% per annum and the weighted average mortgage rate will be approximately 5.690% per annum. The weighted average remaining term to stated maturity of the Group IV Loans will be approximately 350 months as of October 1, 2005. None of the Group IV Loans will have a first Due Date prior to January 1, 2003, or after February 1, 2005, or will have a remaining term to maturity of less than 171 months or greater than 351 months as of October 1, 2005. The latest maturity date of any Group IV Loan is January 1, 2035.

None of the Group IV Loans will be a buydown mortgage loan.

None of the Group IV Loans originated in Georgia will be subject to the Georgia Fair Lending Act.

None of the Group IV Loans will be subject to the Home Ownership and Equity Protection Act of 1994 or any comparable state law.

None of the Group IV Loans have reached their first adjustment date as of the Closing Date.

5.90% of the Group IV Loans provide for prepayment charges.

The loan-to-value ratio of a mortgage loan secured by a first lien is equal to the ratio, expressed as a percentage, of the principal amount of the loan at origination, to the lesser of the appraised value of the related mortgaged property at the time of origination and the sales price. The weighted average of the loan-to-value ratios at origination of the Group IV Loans will be approximately 76.07%. No loan-to-value ratio at origination of any Group IV Loan was greater than approximately 100.00% or less than approximately 12.95%.

The delinquency tables for the Master Servicer under “The Master Servicer—General” in the prospectus supplement shall be deleted in their entirety and replaced with the following:

Delinquency and Foreclosure Experience in American Home’s

Adjustable Rate Mortgage Loan Portfolio

As of September 30, 2004	As of November 30, 2003
No. of Loans	Principal Balance	% by Principal Balance	No. of Loans	Principal Balance	% by Principal Balance
Count/Balance	39,291	$ 8,232,798,967		15,680	$2,722,534,254
30-59 Days	446	$ 81,680,044	0.99%	272	$ 34,929,151	1.28%
60-89 Days	79	$ 14,653,738	0.18%	45	$ 5,943,734	0.22%
90 Days or more	73	$ 11,298,668	0.14%	39	$ 3,743,110	0.14%
Delinquent/Bankruptcies	120	$ 11,806,973	0.14%	115	$ 9,965,649	0.36%
Total Delinquencies	718	$ 119,439,423	1.45%	471	$ 54,581,644	2.00%
Foreclosures Pending	94	$ 12,677,963	0.15%	88	$ 8,914,390	0.33%
Total Default	812	$ 132,117,386	1.60%	559	$ 63,496,034	2.33%

As of December 31, 2004	As of June 30, 2005
No. of Loans	Principal Balance	% by Principal Balance	No. of Loans	Principal Balance	% by Principal Balance
Count/Balance	47,738	$10,680,668,217		58,453	$13,377,840,230
30-59 Days	535	$ 109,713,803	1.02%	175	$ 42,261,062	0.31%
60-89 Days	94	$ 18,117,688	0.16%	47	$ 12,352,901	0.09%
90 Days or more	38	$ 5,813,868	0.05%	33	$ 9,039,446	0.07%
Delinquent/Bankruptcies	78	$ 7,072,773	0.06%	18	$ 3,090,630	0.02%
Total Delinquencies	745	$ 140,072,131	1.31%	273	$ 66,744,038	0.50%
Foreclosures Pending	106	$ 20,815,426	0.19%	96	$ 26,636,279	0.20%
Total Default	851	$ 161,533,557	1.51%	369	$ 93,380,317	0.69%

The tables regarding the Group IV Loans under the section entitled “Schedule A—Certain Characteristics of the Mortgage Loans in the prospectus supplement shall be deleted in their entirety and replaced with the following tables, which reflect information regarding the Group IV Loans as of October 1, 2005, after deducting payments due during the month of October 2005, unless otherwise indicated:

Principal Balances of the Mortgage Loans at Origination in Group IV

Original Principal Balance	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
$ 0 - $ 50,000	43	$ 1,838,067	0.24%
$ 50,001 - $ 100,000	537	41,980,443	5.38
$ 100,001 - $ 150,000	1,021	127,350,059	16.32
$ 150,001 - $ 200,000	873	151,603,450	19.42
$ 200,001 - $ 250,000	709	158,053,271	20.25
$ 250,001 - $ 300,000	570	156,019,293	19.99
$ 300,001 - $ 350,000	368	118,581,000	15.19
$ 350,001 - $ 400,000	40	14,324,371	1.84
$ 400,001 - $ 450,000	8	3,404,012	0.44
$ 450,001 - $ 500,000	8	3,803,376	0.49
$ 500,001 - $ 550,000	1	516,000	0.07
$ 550,001 - $ 600,000	2	1,130,126	0.14
$ 600,001 - $ 650,000	3	1,892,169	0.24
TOTAL	4,183	$ 780,495,637	100.00%

Minimum Original Principal Balance:	$30,600
Maximum Original Principal Balance:	$650,000
Average Original Principal Balance:	$187,461

Scheduled Principal Balances of the Mortgage Loans as of the

Cut-Off Date in Group IV

Scheduled Principal Balance	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
$ 0 - $ 50,000	46	$ 1,943,463	0.25%
$ 50,001 - $ 100,000	547	42,972,317	5.51
$ 100,001 - $ 150,000	1,028	128,787,493	16.50
$ 150,001 - $ 200,000	862	150,365,466	19.27
$ 200,001 - $ 250,000	707	158,232,374	20.27
$ 250,001 - $ 300,000	569	156,075,383	20.00
$ 300,001 - $ 350,000	368	119,024,161	15.25
$ 350,001 - $ 400,000	34	12,349,295	1.58
$ 400,001 - $ 450,000	8	3,404,012	0.44
$ 450,001 - $ 500,000	8	3,803,376	0.49
$ 500,001 - $ 550,000	1	516,000	0.07
$ 550,001 - $ 600,000	2	1,130,126	0.14
$ 600,001 - $ 650,000	3	1,892,169	0.24
TOTAL	4,183	$ 780,495,637	100.00%

Minimum Scheduled Principal Balance: $ 30,179
Maximum Scheduled Principal Balance: $ 650,000
Average Scheduled Principal Balance: $ 186,588

Mortgage Rates of the Mortgage Loans as of the Cut-Off Date in Group IV

Mortgage Interest Rates (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
3.500 - 3.999	1	$ 300,000	0.04%
4.000 - 4.499	14	2,731,731	0.35
4.500 - 4.999	384	82,980,417	10.63
5.000 - 5.499	1,167	237,508,745	30.43
5.500 - 5.999	1,234	230,290,044	29.51
6.000 - 6.499	495	90,351,114	11.58
6.500 - 6.999	602	92,696,817	11.88
7.000 - 7.499	208	31,291,148	4.01
7.500 - 7.999	77	12,306,185	1.58
8.500 - 8.999	1	39,436	0.01
TOTAL	4,183	$ 780,495,637	100.00%

Minimum Interest Rate:	3.500%
Maximum Interest Rate:	8.875%
Weighted Average Interest Rate:	5.690%

Original Loan-to-Value Ratios* in Group IV

Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
0.00 - 30.00	20	$ 2,623,986	0.34%
30.01 - 40.00	22	2,934,918	0.38
40.01 - 50.00	54	10,918,975	1.40
50.01 - 55.00	42	8,742,452	1.12
55.01 - 60.00	66	13,263,801	1.70
60.01 - 65.00	121	23,950,488	3.07
65.01 - 70.00	900	160,724,207	20.59
70.01 - 75.00	280	54,369,836	6.97
75.01 - 80.00	2,367	448,173,100	57.42
80.01 - 85.00	17	2,888,603	0.37
85.01 - 90.00	150	26,583,706	3.41
90.01 - 95.00	143	25,184,395	3.23
95.01 +	1	137,169	0.02
TOTAL	4,183	$ 780,495,637	100.00%

Weighted Average Original Loan-to-Value: 76.07%

*Loan to value ratios are calculated by taking the Original Principal Balance and dividing the lesser of the original appraised value and sales price of the property.

Geographic Distribution* of the Mortgage Properties in Group IV

Geographic Distinction	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
Arizona	290	$ 45,428,087	5.82%
Arkansas	5	844,972	0.11
California	597	151,576,929	19.42
Colorado	223	40,493,648	5.19
Connecticut	7	1,365,110	0.17
Delaware	9	1,622,079	0.21
District of Columbia	25	5,427,666	0.70
Florida	202	35,927,611	4.60
Georgia	117	18,938,488	2.43
Hawaii	2	652,317	0.08
Idaho	39	5,198,995	0.67
Illinois	549	99,726,484	12.78
Indiana	26	3,236,792	0.41
Iowa	18	2,765,588	0.35
Kansas	8	1,023,320	0.13
Kentucky	40	5,262,233	0.67
Louisiana	16	2,001,556	0.26
Maine	4	390,327	0.05
Maryland	252	53,404,139	6.84
Massachusetts	86	20,472,221	2.62
Michigan	109	12,412,527	1.59
Minnesota	17	2,754,213	0.35
Missouri	44	4,845,368	0.62
Montana	9	1,580,928	0.20
Nebraska	2	204,745	0.03
Nevada	175	35,811,196	4.59
New Hampshire	17	3,379,701	0.43
New Jersey	60	12,888,872	1.65
New Mexico	12	2,138,650	0.27
New York	58	15,896,290	2.04
North Carolina	166	21,791,286	2.79
Ohio	92	11,989,732	1.54
Oklahoma	2	166,400	0.02
Oregon	208	35,910,232	4.60
Pennsylvania	55	8,543,759	1.09
Rhode Island	12	2,640,292	0.34
South Carolina	105	14,747,438	1.89
South Dakota	5	878,815	0.11
Tennessee	29	4,070,539	0.52
Texas	75	9,697,368	1.24
Utah	85	14,233,520	1.82
Vermont	1	39,115	0.01
Virginia	200	43,884,757	5.62
Washington	113	21,756,963	2.79
West Virginia	5	692,887	0.09
Wisconsin	10	1,532,384	0.20
Wyoming	2	249,099	0.03
TOTAL	4,183	$ 780,495,637	100.00%

*No more than approximately 0.65% of Loan Group IV by cut-off date principal balance will be secured by properties located in any one zip code area.

Credit Scores as of the Date of Origination of the Mortgage Loans in Group IV

Range of Credit Scores	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
N/A	47	$ 6,355,296	0.81%
500 - 549	2	249,169	0.03
550 - 574	1	276,800	0.04
575 - 599	6	1,217,963	0.16
600 - 619	9	1,751,495	0.22
620 - 639	233	43,451,343	5.57
640 - 659	292	53,441,159	6.85
660 - 679	590	107,100,938	13.72
680 - 699	682	124,616,821	15.97
700 - 719	622	120,634,352	15.46
720 - 739	572	108,923,405	13.96
740 - 759	470	86,972,269	11.14
760 - 779	394	77,985,114	9.99
780 - 799	221	38,784,221	4.97
800 - 819	42	8,735,294	1.12
TOTAL	4,183	$ 780,495,637	100.00%

Weighted Average Credit Score: 710

(where credit scores were available)

Property Types of the Mortgage Properties in Group IV

Property Type	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
2-4 Family	284	$ 62,697,274	8.03%
CO-OP	5	997,622	0.13
Condominium	579	100,902,348	12.93
PUD	940	184,482,044	23.64
Single Family	2,375	431,416,350	55.27
TOTAL	4,183	$ 780,495,637	100.00%

Occupancy Status of Mortgage Properties in Group IV

Occupancy Status	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
Investor	994	$ 145,652,141	18.66%
Owner Occupied	3,017	604,932,756	77.51
Second Home	172	29,910,740	3.83
TOTAL	4,183	$ 780,495,637	100.00%

Loan Purpose of the Mortgage Loans in Group IV

Loan Purpose	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
Cash Out Refinance	1,020	$ 196,261,237	25.15%
Purchase	2,666	492,948,590	63.16
Rate/Term Refinance	497	91,285,810	11.70
TOTAL	4,183	$ 780,495,637	100.00%

Documentation Type of the Mortgage Loans in Group IV

Documentation Type	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
Income & Employment Verified / Assets Verified	1,905	$ 363,529,863	46.58%
No Employement or Income Verification / Assets Not Verified	620	109,780,161	14.07
Verbal Verification of Employement / Assets Not Verified	754	136,249,371	17.46
Verbal Verification of Employement / Assets Verified	904	170,936,242	21.90
TOTAL	4,183	$ 780,495,637	100.00%

Original Terms to Stated Maturity of the Mortgage Loans in Group IV

Original Term	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
180	1	$ 111,219	0.01%
360	4,182	780,384,418	99.99
TOTAL	4,183	$ 780,495,637	100.00%

Minimum Original Term to Stated Maturity (Months):	180
Maximum Original Term to Stated Maturity (Months):	360
Weighted Average Orig. Term to Stated Mat. (Months):	360

Remaining Terms to Stated Maturity of the Mortgage Loans

as of the Cut Off Date in Group IV

Stated Remaining Term	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
120 - 299	1	$ 111,219	0.01%
300 - 359	4,182	780,384,418	99.99
TOTAL	4,183	$ 780,495,637	100.00%

Minimum Remaining Term to Stated Maturity (Months):	171
Maximum Remaining Term to Stated Maturity (Months):	351
Weighted Average Rem. Term to Stated Mat. (Months):	350

Index of the Mortgage Loans in Group IV

Index	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
1 Year Treasury	1	$ 199,898	0.03%
1 Year LIBOR	1,293	272,339,823	34.89
6 Month Libor	2,889	507,955,916	65.08
TOTAL	4,183	$ 780,495,637	100.00%

Months to Next Rate Adjustment* of the Mortgage Loans in Group IV

Months to Next Rate Adj	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
25 – 27	1	$ 153,573	0.02%
40 – 42	1	70,061	0.01
43 – 45	5	899,988	0.12
46 – 48	603	108,697,621	13.93
49 – 51	3,572	670,474,497	85.90
67 and Greater	1	199,898	0.03
TOTAL	4,183	$ 780,495,637	100.00%

Weighted Average Next Rate Adjustment (Months): 50

*Months to next rate adjustment is calculated by using the first rate adjustment date for the loans still in a hybrid period and by using next rate adjustment for loans that are fully indexed.

Maximum Lifetime Mortgage Rate of the Mortgage Loans in Group IV

Maximum Mortgage Rate (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
0.000 - 9.750	227	$ 48,736,487	6.24%
9.751 - 10.000	391	84,215,208	10.79
10.001 - 10.250	570	117,114,926	15.01
10.251 - 10.500	830	159,170,894	20.39
10.501 - 10.750	532	100,003,430	12.81
10.751 - 11.000	378	66,961,757	8.58
11.001 - 11.250	263	48,202,802	6.18
11.251 - 11.500	289	48,226,248	6.18
11.501 - 11.750	277	43,308,558	5.55
11.751 - 12.000	225	33,913,627	4.35
12.001 - 12.250	94	14,010,323	1.80
12.251 - 12.500	68	11,077,148	1.42
12.501 - 12.750	37	5,414,537	0.69
12.751 - 13.000	1	48,790	0.01
13.001 - 13.250	1	90,900	0.01
TOTAL	4,183	$ 780,495,637	100.00%

Weighted Average Maximum Mortgage Rate: 10.688%

Periodic Rate Cap of the Mortgage Loans in Group IV

Periodic Rate Cap (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
1.000	2,889	$ 507,955,916	65.08%
2.000	1,294	272,539,721	34.92
TOTAL	4,183	$ 780,495,637	100.00%

Weighted Average Periodic Rate Cap: 1.349%

Initial Rate Cap of the Mortgage Loans in Group IV

Initial Rate Cap (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
3.000	19	$ 4,009,824	0.51%
5.000	4,164	776,485,813	99.49
TOTAL	4,183	$ 780,495,637	100.00%

Weighted Average Periodic Rate Cap: 4.990%

Gross Margin of the Mortgage Loans in Group IV

Gross Margin (%)	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
2.250 - 2.499	2,593	$ 510,308,068	65.38%
2.500 - 2.749	235	48,874,414	6.26
2.750 - 2.999	3	626,898	0.08
3.250 - 3.499	9	1,627,367	0.21
3.500 - 3.749	1	83,104	0.01
3.750 - 3.999	11	2,825,554	0.36
4.500 - 4.749	1	287,520	0.04
4.750 - 4.999	1	212,000	0.03
5.000 - 5.249	1,327	215,312,213	27.59
5.250 - 5.499	1	132,000	0.02
6.000 - 6.249	1	206,500	0.03
TOTAL	4,183	$ 780,495,637	100.00%

Weighted Average Gross Margin: 3.036%

Prepayment Penalty of the Mortgage Loans in Group IV

Prepayment Penalty	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
One Year PP	4	$ 576,089	0.07%
Two Year PP	278	44,257,566	5.67
Three Year PP	5	1,222,891	0.16
No PP	3,896	734,439,092	94.10
TOTAL	4,183	$ 780,495,637	100.00%

Product Type of the Mortgage Loans in Group IV

Product Type	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
5/1LIBOR	148	$ 27,322,362	3.50%
5/1LIBOR IO	1,145	245,017,462	31.39
5/6LIBOR	651	100,927,876	12.93
5/6LIBOR IO	2,238	407,028,040	52.15
7/1CMT	1	199,898	0.03
TOTAL	4,183	$ 780,495,637	100.00%

Interest Only Feature of the Mortgage Loans in Group IV

Interest Only Feature	Number of Mortgage Loans	Aggregate Scheduled Principal Balance Outstanding as of Cut-Off Date	% of Mortgage Loans
5 YEARS	3,383	$ 652,045,502	83.54%
NON-IO	800	128,450,135	16.46
TOTAL	4,183	$ 780,495,637	100.00%

Bear, Stearns & Co. Inc.

This supplement may be used to offer or sell the notes offered hereby only if accompanied by the prospectus supplement and prospectus.

Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the Notes offered by this supplement and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Notes, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus for 90 days after the date of this prospectus supplement.